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wpdoc2\nsar\1998\002-77c.doc                   10/9/98
NAME OF REGISTRANT:
Franklin Universal Trust
File No. 811-5569


EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders.

At the Annual Special Meeting of Shareholders of the registrant
(the "Fund") held on August 26, 1998 the following items were voted upon:

1.   To elect a Board of Trustees of the Fund.
                         FOR                   WITHHOLD
                                               AUTHORITY
Frank H. Abbott, III     17,960,262,634        465,033.810
Harris J. Ashton         17,992,092.060        433,204.384
S. Joseph Fortunato      18,022,076.839        403,219.605
Edward B. Jamieson       18,032,503.138        406,044.002
Charles B. Johnson       18,019,252.442        392,793.306
Rupert H. Johnson, Jr.   18,045,306.089        379,990.355
Frank W. T. LaHaye       18,000,543.629        424,752.815
Gordon S. Macklin        18,000,138.490        425,157.954

2. To ratify the selection of PricewaterhouseCoopers LLP, as independent auditors for the Fund for the current fiscal year.

VOTE FOR                         VOTE AGAINST
17,919,514,152                   105,859.256

3. To eliminate the Fund's fundamental investment restriction regarding the purchase and sale of oil, gas, mineral and/or real estate interests.

VOTE FOR                         VOTE AGAINST
13,408,495.816                   842,069.276

4. To eliminate the Fund's fundamental investment restriction regarding short sales of securities.

VOTE FOR                         VOTE AGAINST
13,040,091.123                   1,184,920.880

5.   To amend the Fund's fundamental investment restriction
regarding lending.
VOTE FOR                         VOTE AGAINST
13,112,714.993                   1,082,694.409